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                                                    Exhibit 10.14

ROBBINS & MYERS, INC.                               Robbins & Myers, Inc.
                                                    1400 Kettering Tower
                                                    Dayton, Ohio 45423
                                                    Telephone: (937) 222-2610
                                                    Facsimile: (937) 225-3314

December 9, 1997


PERSONAL AND CONFIDENTIAL

Gerald L. Connelly
Robbins & Myers, Inc.
1400 Kettering Tower
Dayton, OH 45423

RE:  Salary Continuation Agreement
     -----------------------------

Dear Jerry:

This letter sets forth the terms of the agreement between Robbins & Myers, Inc. (the "Company") and you with regard to the circumstances under which you are entitled to receive from the Company a continuation of your salary in the event of a termination of your employment with the Company under certain circumstances.

In consideration of your acceptance of employment with the Company and your agreement that so long as you are an executive officer of the Company, you will perform to the best of your abilities the duties of your office, the Company agrees with you as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) "Base Salary" means your annual salary as most recently fixed by the Board of Directors of the Company which is, on the date of this Agreement, $310,000 per year.

(b) "Change of Control" means the occurrence of any of the following events (and "MHM" as used in the following definition means M.H.M. Co., Ltd., an Ohio limited partnership):

(i) any "person" (as defined in Section 13(d) of the Securities Exchange Act of
1934), other than R&M, an entity then controlled by R&M, or MHM is or becomes the beneficial owner, directly or indirectly of securities of R&M representing 20% or more of the combined voting power of the then outstanding securities of R&M,; (ii) during any period of two consecutive years, individuals who at the beginning of such period were directors of R&M cease for any reason to constitute at least a majority of the directors of R&M unless the election, or the nomination for the election by R&M's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) R&M merges or consolidates with another corporation and R&M, or an entity controlled by R&M immediately prior to the merger or consolidation, is not the surviving entity in the merger or consolidation, or if R&M or such an entity is the surviving entity in the merger or consolidation, holders of 80% or more of the voting power of


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R&M immediately prior to the merger or consolidation do not own, immediately after the merger or consolidation, 65% or more of the voting power of the surviving entity; (iv) a sale, lease, exchange or other disposition of all or substantially all of R&M's assets; or (v) a liquidation or dissolution of R&M.

(c) "Date of Termination" means the date on which you receive written notice of termination of your employment from the Company.

(d) "Misconduct" means (i) a willful failure or refusal on your part to perform properly the duties of your employment to the extent of your ability to do so,
(ii) dishonesty or disloyalty in relation in the Company, or (iii) your engaging in, or rendering services or assistance to a business which is in, competition with any business conducted by the Company.

2. TERMINATION OF EMPLOYMENT. If your employment with the Company is terminated by the Company other than for Misconduct at any time within 24 months after a Change in Control, then you shall be entitled to receive the following benefits as liquidated damages on account of such termination:

       (a) The Company shall continue to pay you your Base Salary for a period of 36 months following the Date of Termination, with such salary being paid in accordance with the Company's normal pay schedule; such continued salary payments shall not be reduced by any compensation for services which you might receive from any other source.

       (b) The Company shall pay you a cash bonus in accordance with the annual cash incentive plan applicable to you at the Date of Termination, except that such bonus shall be pro rated for the number of months that you were employed during the fiscal year of the Company in which the Date of Termination occurred.

       (c) The Company shall continue to provide health insurance to you which is comparable to that provided to you on the Date of Termination until the earlier of (i) your obtaining comparable coverage at no cost to you, or (ii) the expiration of 36 months from the Date of Termination.

Nothing contained in subparagraphs (a) through (c) of this paragraph 2 is intended to, or shall, limit any rights or benefits that you are entitled to under any employee plan of the Company, except that your annual cash bonus for the year in which the Date of Termination occurs shall be calculated in accordance with subparagraph (b).

3. PAYMENT; TERMINATION OF AGREEMENT. On the date you reach age 65, this Agreement shall automatically terminate and be null and void. In the event you are receiving payments under this Agreement at the time you reach age 65, no further payments shall be made to you pursuant to this Agreement after you reach age 65.

4. BINDING ON SUCCESSORS. This Agreement shall inure to the benefit of, and be binding upon any successor, whether by merger, consolidation or purchase, to the business or all or substantially all of the assets of the Company. It is acknowledged that if the Company should be a party to a merger or consolidation with another corporation, that this Agreement shall be binding upon the surviving entity by operation of law. In the event the Company sells all or substantially all of its assets, then the Company shall require the purchasing party to expressly assume and agree to perform this Agreement. In the event the Company fails to obtain such agreement of the purchasing party in form and substance reasonably satisfactory to you prior to the acquisition of such assets of the Company by the purchasing party and if, within six months after the acquisition of such assets by the purchasing party, you cease


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to be employed by the Company and are not employed by the purchasing party for any reason, including your resignation from any such employment, your employment shall be considered for all purposes of this Agreement as having been terminated by reason of the sale by the Company of its business after a Change of Control as provided in paragraph 2.

5. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by arbitration in Dayton, Ohio or in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

If the foregoing accurately sets forth your agreement with the Company, please so indicate your agreement and acceptance by signing in the space provided below. When executed by you, this Agreement shall become effective as of the date first written above.

Very truly yours,

/s/ Daniel W. Duval

Daniel W. Duval
President and Chief Executive Officer



ACCEPTED AND AGREED TO:



 /s/ Gerald L. Connelly
----------------------------
Gerald L. Connelly

Dated:     12/11/97
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